UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Equal Energy Ltd.

(Name of Registrant as Specified In Its Charter)

Montclair Energy, LLC
W. Cobb Hazelrig
Frederick G. Wedell

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MONTCLAIR ENERGY, LLC ANNOUNCES PROPOSAL TO PURCHASE EQUAL ENERGY LTD.

Birmingham, Alabama - March 25, 2013

Montclair Energy, LLC ("Montclair") announced today that it delivered a letter to the Board of Directors of Equal Energy Ltd. (NYSE: EQU; TSX: EQU) ("Equal Energy") on February 27, 2013 in which Montclair proposed to acquire all of the current outstanding shares of common stock of Equal Energy for $4.00 per share in cash and in subsequent conversations, confirmed that the $4.00 share price would also apply to Equal Energy managements' restricted shares as well.  The price offered for Equal Energy represents a 28% premium over the 20 day volume weighted average price of Equal Energy's common shares on the New York Stock Exchange for the 20 trading day period preceding the date of Montclair's letter.   In the letter, Montclair advised Equal Energy's board that it is prepared to expeditiously proceed in a process that leads to a definitive agreement.

W. Cobb Hazelrig, Chief Executive Officer of  Montclair, stated "Montclair's proposal would provide shareholders of Equal Energy with a unique and attractive opportunity to receive a substantial premium for their Equal Energy shares.  Although we expect that Equal Energy shareholders would welcome this proposal, Montclair was advised on March 15, 2013 that the Board of Directors of Equal Energy had rejected our proposal."

At this time, Montclair intends to identify and evaluate all of its strategic options which may include nominating a slate of independent directors for election to the Equal Energy Board of Directors at the upcoming annual meeting or alternatively, at a special meeting of the shareholders requisitioned by Montclair, and to have further discussions with Equal Energy's management.  Montclair is not currently engaged in a solicitation of proxies or consents from the stockholders of Equal Energy.

Mr. Hazelrig added, "While our goal is to reach a negotiated transaction with Equal Energy, we have determined that Equal Energy shareholders should be informed of our interest in an acquisition such that they can consider for themselves whether our proposal should be pursued by the company."

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer or other offer for the shares of Equal Energy has commenced at this time.  In connection with Montclair's offer, Montclair may file tender offer documents with the U.S. Securities and Exchange Commission ("SEC").  Any definitive tender offer documents will be mailed to stockholders of Equal Energy.  INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

Montclair may decide to nominate a slate of independent directors that would exercise their independent judgement and duties as directors of Equal Energy and give consideration to Montclair's acquisition proposal.  If so, Montclair will file a proxy statement with the SEC.  Any definitive proxy statement will also be mailed to stockholders of Equal Energy.  Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, would then also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.  INVESTORS AND SECURITY HOLDERS OF EQUAL ENERGY ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY PROPOSED TRANSACTION.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Montclair through the web site maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Montclair, W. Cobb  Hazelrig and Frederick G. Wedell may be deemed to be participants in any proxy solicitations that may be made by Montclair.  Mr. Hazelrig and Mr. Wedell own 100% of the equity interests in Montclair.  Collectively Mr. Hazelrig and Mr. Wedell are the beneficial owners of approximately 1,700,000 common shares of Equal Energy, which equates to slightly less than 5% of the outstanding common shares of Equal Energy.  Lampert Debt Advisors, an affiliate of Lampert Capital Markets, has been retained to serve as financial advisor to Montclair and its principals.

For further information please contact:

W. Cobb Hazelrig
Montclair Energy
(205)803-0034